TEMPLETON EMERGING MARKETS FUND
                Annual Meeting of Shareholders, February 28, 2003

The Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 East Broward Blvd., Fort Lauderdale, Florida, on February 28, 2003. The purpose of the meeting was to elect three Trustees of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Betty P. Krahmer, Gordon S. Macklin, and Fred R. Millsaps.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of three (3) Trustees:

                                            % OF          % OF                          % OF        % OF
                                         OUTSTANDING      VOTED                      OUTSTANDING    VOTED
TERM EXPIRING 2006:         FOR            SHARES         SHARES       WITHHELD         SHARES      SHARES
-----------------------------------------------------------------------------------------------------------
Betty P. Kramher .......  14,764,434       83.62%        96.87%         476,722         2.70%       3.13%
Gordon S. Macklin ......  14,748,640       83.53%        96.77%         492,516         2.79%       3.23%
Fred R. Millsaps .......  14,749,862       83.54%        96.78%         491,294         2.78%       3.22%

* HARRIS J. ASHTON, NICHOLAS F. BRADY, FRANK J. CROTHERS, S. JOSEPH FORTUNATO, ANDREW H. HINES, JR., EDITH E. HOLIDAY AND CONSTANTINE D. TSERETOPOULOS CURRENTLY SERVE AS INDEPENDENT TRUSTEES. HARMON E. BURNS AND CHARLES B. JOHNSON CURRENTLY SERVE AS INTERESTED TRUSTEES. THEIR TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.